PARADIGM TECHNOLOGY DELAYS ANNUAL MEETING AND URGES SHAREHOLDERS TO VOTE

Milpitas, CA - September 4, 1998 -- Paradigm Technology Inc. (Nasdaq:PRDM) announced September 3, 1998 that it had convened and then adjourned its Annual Stockholders Meeting until September 10, 1998 to allow time to receive sufficient stockholder votes on the proposals relating to the merger agreement with IXYS Corporation. The adjourned meeting will be reconvened at 3:00 p.m. Pacific Daylight Time on September 10, 1998 at company headquarters, 694 Tasman Drive, Milpitas, California.

Due to the current voting response Paradigm has decided to re-mail to all unvoted shareholders a new ballot and a document similar to the following document. This will permit any shareholder who misunderstood the urgency of the situation an opportunity to recast their vote to retain shareholder value. The exact text of the letter mailed to all shareholders follows. A similar document is being mailed to all voted and unvoted shareholders holding greater than 500 shares of stock. This will also provide voted shareholders of large blocks of stock the opportunity to recast their vote in favor of shareholder valuation.


                   WE NEED ANOTHER 60,245 SHARES TO VOTE YES!

Dear Valued Stockholder:

Paradigm has adjourned its annual shareholder meeting again due to insufficient voting to carry proposals to their conclusion. The shareholder meeting is now scheduled to reconvene on September 10, 1998 at 3 p.m. at Paradigm's headquarters in Milpitas. You are receiving this letter, and another proxy card, because you are the owner of record of Paradigm Technology common stock as of June 19, 1998, and our records show that as of September 3, 1998 your vote had not been confirmed. It is mandatory that Proposal 2 through 4 all carry to consummate the merger.

If you have voted and have received this letter- that means that your vote has not yet been registered. Please take a moment to call the toll free number and re-vote your shares using the control number on the ballot. Please be advised that if you have voted AGAINST, ABSTAINED or HAVE NOT VOTED you are in fact casting a vote for Paradigm's probable liquidation. Fellow shareholders, we are so close that it would be tragic if all shareholder value was lost due to a lack of approximately 3.4% of the outstanding shares. We have approximately 62% of the total share vote cast on the merger proposals, and we need a total of about 60,245 additional votes FOR the proposals to carry the merger favorably.

I am once again writing to you to ask that, regardless of the number of shares you own:

- If you haven't voted, please take the time to do so FOR the proposals in order to save any shareholder value.

- If you voted against, or abstained- please rethink your vote and recast your vote FOR the proposals.

For the past several weeks the remaining Paradigm employees and I have been attempting to contact those of you who permitted your addresses to be provided by your Brokers. Those calls are being performed because our people are sincerely attempting to work on your behalf to save shareholder value. If any of you are having difficulty in understanding the complicated proxy, or need an opportunity to speak with me directly I may be reached at my direct dial of 408-546-1116, or alternatively I am available at my personal cellular number of 408-921-8522. I urge you to contact me with any concerns that you may have about Paradigm or the merger. I will do my best to respond to each of you in an effective fashion.

To save you time and effort we are offering a convenient way to vote your shares by phone or by the Internet if your broker permits. Simply call the toll-free number on the top of the voting form or alternatively, please sign and date the card and mail it back today. Because of timing issues it is urgent you vote your proxy regardless of when you receive the mailing, even if it is after the
September 10th adjournment date.   Your vote counts.  I sincerely hope this
communication clearly conveys Paradigm's position on the merger, and perhaps makes a very confusing situation clearer.

                                        Urgently,

                                        /s/ Richard M. Morley

                                        Richard M. Morley
                                        Acting President and CEO


A copy of the written Joint Proxy Statement/Prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, may be obtained from Paradigm by written request to Richard Morley, 694 Tasman Drive, Milpitas, Calif. 95035.

With headquarters in Milpitas, Paradigm Technology designs and markets high-speed, high-density SRAM semiconductor devices to meet the needs of advanced telecommunications, networking, workstations, high-performance PCs, advanced modems and complex military/aerospace applications.

Paradigm focuses on high-performance, sub-10ns SRAMs where its technology and product-design leadership in high-speed and high-density semiconductors can best be utilized. Paradigm can be reached on the World Wide Web at www.prdm.com.

There can be no assurances that the transaction described above will be completed since it is subject to a number of contingencies. Paradigm undertakes no obligation to publicly release updates or revisions of these statements.

When used herein, words such as "estimate," "project," "intend,"
"expect" and similar expressions are used to identify forward-looking statements.

Except for historical information contained herein, the matters set forth in this news release are forward-looking statements that are subject to risks and uncertainties, including the impact of competitive products and pricing, the timely development and market acceptance of new products and upgrades to existing products, availability and cost of products from suppliers, industrywide shifts in supply and demand for semiconductor products, government actions and other risks detailed from time to time in Paradigm's SEC reports and filings.